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                                                                  EXHIBIT (j)(3)

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Financial Highlights" in Post-Effective Amendment No. 71 under the Securities Act of 1933 and Amendment No. 75 under the Investment Company Act of 1940 to the Registration Statement (Form N-1A No. 33-36528 and 81-6161) and related Prospectus and Statement of Additional Information of PIMCO Funds: Multi-Manager Series and to the incorporation by reference therein of our report dated May 1, 2002, with respect to the financial statements and financial highlights included in the Nicholas-Applegate Institutional Funds Annual Report for the year ended March 31, 2002, filed with the Securities and Exchange Commission.

                                               /s/ Ernst & Young LLP


Los Angeles, California
July 12, 2002